Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by an * and [ ], have been submitted to the Commission with the confidential treatment request.

                                                                    EXHIBIT 99.3


                        EXCLUSIVE DISTRIBUTION AGREEMENT

     AGREEMENT made this 2nd day of June, 1997 by and between EYESYS TECHNOLOGIES, INC., a Delaware corporation with an office at 2776 Bingle Road, Houston, Texas 77055 ("EyeSys"), and MARCO OPHTHALMIC INC., a Florida corporation with an office at 11825 Central Parkway, Jacksonville, Florida 32224 ("Distributor").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, EyeSys manufactures corneal topography systems which combine computer hardware and software for use by eye care professionals such as ophthalmologists in determining, among other things, the contour and shape of a cornea;

     WHEREAS, Distributor through its Marco Technologies division desires to be appointed as the exclusive distributor of certain EyeSys products in the United States, and EyeSys is willing to grant such appointment on the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  DEFINITIONS
    -----------

     1.1  "Products" shall mean the "System 2000" and "Handheld System" (as
           --------
defined in Exhibit A attached hereto), including the hardware components thereof, any Software included therein and any field replaceable spare parts ("Spare Parts") therefor. "Products" shall not include computers, computer peripherals and computer furniture that EyeSys purchases from a third party and provides to customers for their convenience as a "pass through" item.

     1.2  "Software" will mean those Products which consist of EyeSys created
           --------
computer software, and any EyeSys created computer software which is included in a Product, in object code format, including accompanying documentation, and any Software Updates, Software Upgrades, enhancements and corrections made available to Distributor by EyeSys. "Software" shall not include third party software included with the Product for the customer's convenience (e.g., DOS, Microsoft Windows, etc.).

     1.3  "Territory" shall mean the fifty states of the United States of
           ---------
America.

     1.4  "Software Update" shall mean a new release of a Software Product which
           ---------------
is not a Software Upgrade, which includes bug fixes, error corrections and other minor changes in features and functionality and which EyeSys makes generally available to its end-user customers without additional license fees (other than routine maintenance fees).

     1.5  "Software Upgrade" shall mean a new version of a Software Product
           ----------------
which is not a Software Update, which contains substantial improvements in features and/or functionality, and for which EyeSys generally charges an additional fee, as determined by EyeSys.

     1.6 All references in this Agreement to the "sale" of or "selling" Products, with respect to hardware, shall mean the sale of such hardware, and with respect to Software, shall mean the granting of a non-exclusive license to
                                                                     -------
use such Software. All references in this Agreement to the "purchase" of Software shall mean the obtaining of a non-exclusive license to use such
                                                     -------
Software.

2.  APPOINTMENT
    -----------

     2.1  Appointment.  Subject to the terms and conditions set forth herein
          -----------
(including, without limitation, Sections 2.2, 2.6, 2.7, 3 and 13 hereof): (a) EyeSys hereby appoints Distributor as EyeSys' exclusive distributor for the Products in the Territory, and Distributor hereby accepts such appointment, and
(b) Distributor shall have the right to purchase Products from EyeSys and to market and distribute such Products to customers in the Territory.

     2.2  Certain Limitations on Exclusivity.  EyeSys's appointment of
          ----------------------------------
Distributor as EyeSys' exclusive distributor for the Products in the Territory will mean that EyeSys will not promote or market the Products directly to customers in the Territory nor appoint any third party as EyeSys' sales representative or distributor for the Products in the Territory, except that EyeSys reserves the right to: (a) permit third parties, such as OEMs, to sell Products within the Territory which have been bundled with (and become an integral part of) other hardware or software products encompassing a technology other than corneal topography (e.g., lasers) and which "bundled products" do not perform a corneal topography exam independent of performance of another function such as guiding a surgical laser; and (b) establish a corporate accounts program, to be determined by EyeSys in its sole discretion, which enables EyeSys to sell Products within the Territory to corporations or other entities, including the Federal Government (collectively, "corporate accounts"), where (i) the purchasing agent of the corporate account is not the end-user or the corporate account is not a buying group for unaffiliated persons or entities; and (ii) the corporate account issues a purchase order or enters into a purchase agreement with EyeSys pursuant to which the corporate account makes a binding, non-cancelable order to purchase five or more units of the System 2000, or 20 or more units of the Handheld System, in any twelve-month period; provided,
                                                               --------
however, that if EyeSys requests and Distributor is willing to provide
-------
installation, training and/or support services for a customer in the Territory who purchases Products through the above programs, EyeSys will provide Distributor with reasonable compensation, commensurate with its responsibilities (in addition to payment of any commission described below); provided, further,
                                                            --------  -------
that with respect to any units of either the System 2000 or the Handheld System sold by EyeSys to any corporate account while the exclusive appointment of Distributor hereunder with respect to such system is in effect, EyeSys shall pay Distributor a commission with respect to the sale of such units (within thirty days of EyeSys' receipt of payment therefor from the corporate account) determined in accordance with the following:






                                      [*]







     2.3  Territorial Responsibility.  Distributor shall use its best efforts
          --------------------------
and pursue aggressive sales policies and procedures in order to realize the maximum sales potential for the Products in the Territory. Distributor shall not direct any advertisement or marketing or promotional efforts with respect to the Products outside the Territory or establish a Product repair, maintenance or storage facility outside the Territory without the prior written consent of EyeSys.

     2.4  Software Distribution License.  Subject to the terms and conditions of
          -----------------------------
this Agreement (including, without limitation, Section 17.6 hereof), EyeSys hereby grants Distributor a non-exclusive license to distribute solely to customers in the Territory copies of the Software which are, or which are included within, Products as purchased from EyeSys hereunder. Where the Software is included as a component of a Product together with hardware provided by EyeSys, Distributor shall have no right to distribute such Software separately from the EyeSys hardware, nor shall it permit any third party to do so. In addition to the foregoing, Distributor agrees to pass on to each customer all documentation and materials, including the shrinkwrap license agreement, for any third party software included as part of a Product.

     2.5  End-User Licenses.  Distribution of Software shall be subject to the
          -----------------
execution, by Distributor's end-user customer, of EyeSys' standard end-user license agreement ("Software License Agreement") included with each Software Product, a current copy of which is attached hereto as Exhibit B (or such other form as EyeSys may from time to time require). Distributor shall, prior to delivery of any Software to an end-user customer, require such end-user customer to complete and sign the Software License Agreement included with such Software, and shall use its best efforts to return such completed and signed copies to EyeSys within thirty (30) days following delivery of the Software to the end-user customer. Distributor shall have no authority to alter any terms of the Software License Agreement without EyeSys' prior written authorization.

     2.6  Conflict of Interest.
          --------------------

          (a) "Competing Products" shall mean any product which provides substantial overlap of any of the functionality of any of the Products and which a person with reasonable knowledge of topography could reasonably deem to be competitive with any of the Products; provided, however, that "Competing
                                      --------  -------
Products" shall not include products currently marketed, promoted or distributed by Distributor, any upgrades thereto and any products manufactured or sold by Nidek Company, Ltd. ("Nidek").

          (b) The parties acknowledge that any efforts by Distributor to sell Competing Products in the Territory would constitute a conflict of interest with respect to Distributor's obligations to market the Products. Distributor shall notify EyeSys prior to marketing, promoting or distributing any Competing Products at least sixty (60) days prior to commencing such activity. Without limiting anything herein, failure of Distributor to so notify EyeSys shall be deemed to be a material breach of this Agreement by Distributor.

          (c) In the event that Distributor is distributing any Competing Products or EyeSys receives a notice from Distributor of its intention to distribute any Competing Products, EyeSys shall have the right to terminate this Agreement or the appointment of Distributor hereunder with respect to any or all of the Products and/or modify its appointment of Distributor hereunder to a non-exclusive basis with respect to any or all of the Products, upon thirty (30) days notice thereof to Distributor without any liability to EyeSys; provided,
                                                                    --------
however, that EyeSys may not exercise such right as a result of the distribution
-------
by Distributor of any Competing Products with respect to which Distributor provided EyeSys notice pursuant to the terms of Section 2.6(b) and with respect to which EyeSys failed to object by notice to Distributor given within forty-five (45) days after receipt of such notice from Distributor.

     2.7  Relationship with Nidek.  Notwithstanding anything in this Agreement
          -----------------------
to the contrary, the parties acknowledge and agree that (i) Distributor shall be permitted to distribute and sell any and all products manufactured by Nidek or sold by Nidek, from time to time, and (ii) EyeSys shall be permitted to license its Products and Software to Nidek for embodiment in Nidek products, which may be distributed worldwide; provided, however, that while EyeSys may allow Nidek
                          --------  -------
to appoint distributors, EyeSys shall not permit Nidek to sublicense all or substantially all of its rights to EyeSys' Products and Software.

3.  TERM
    ----

     3.1  General.  Subject to the terms hereof (including, without limitation,
          -------
Sections 2.6, 3.2 and 13.1), this Agreement shall become effective as of the date hereof and continue until the later of (i) the expiration of the appointment of Distributor hereunder as distributor of the System 2000 (as the same may be extended by written agreement of the parties), and (ii) the expiration of the appointment of Distributor hereunder as distributor of the Handheld System (as the same may be extended by written agreement of the parties).

     3.2  System 2000 and Handheld System.  The appointment of Distributor
          -------------------------------
hereunder with respect to (i) the "System 2000" (as defined in Exhibit A hereto) and the Products included therein shall commence on the date hereof and continue through March 31, 1998 and (ii) the "Handheld System" (as defined in Exhibit A hereto) and the Products included therein shall commence on the thirtieth (30th) day following the Commercialization Date (as defined below) and continue for a period of three years immediately following such thirtieth day (each of such three years being a "Handheld System Year"), unless in either case earlier terminated pursuant to the terms hereof or extended by written agreement of the parties. As used in this Agreement, the "Commercialization Date" shall refer to the date on which the first unit of the Handheld System suitable for commercial sale is delivered to Distributor (provided that EyeSys can produce such unit in commercially reasonable quantities and within commercially reasonable delivery dates and has obtained requisite governmental and regulatory approvals with respect thereto in compliance with Section 7.4), unless such unit is rejected by Distributor by notice to EyeSys, given within twenty-five days thereafter, because such unit does not conform in any material respect to the specifications, or perform in any material respect any of the functions, of the Handheld System set forth on Exhibit A hereto. EyeSys agrees to provide such unit to Distributor promptly upon its availability.

4.  SUPPLY OF PRODUCTS
    ------------------

     4.1  Forecasts.  Commencing in July 1997 and continuing throughout the
          ---------
remainder of the term of this Agreement, Distributor shall (i) provide EyeSys with a three-month rolling forecast by the last Friday of each calendar month which sets forth Distributor's estimated monthly requirements for shipment of Products and (ii) comply with its payment obligations under Section 5.3 hereof with respect to units of the System 2000 projected to be purchased by Distributor in the third month of such forecast. Such forecasts are for planning purposes only, and the Product orders projected therein will not be binding on either party.

     4.2  Orders.  All purchases and sales between EyeSys and Distributor will
          ------
be initiated by Distributor's issuance of written purchase orders sent via mail or facsimile (other than Distributor's non-cancelable order for sixty units pursuant to Section 5.1 hereof). Additionally, Distributor may initiate purchase orders verbally, provided that it confirms such orders in writing within seven (7) days. Such orders will state unit quantities, unit descriptions, requested delivery dates, and shipping instructions. EyeSys agrees to use its best efforts to fulfill all purchase orders for Products submitted by Distributor pursuant to this Agreement; provided, however, if
                                                     --------  -------
EyeSys has so utilized its best efforts EyeSys shall be entitled to reject or delay, in whole or in part, purchase orders from Distributor to the extent that compliance with such purchase orders would exceed EyeSys' production capacity;

provided, further, to the extent that any such rejection or delay prevents
--------  -------
Distributor from fulfilling its purchase requirements under Sections 4.7 or 5.1, such purchase requirements shall be suspended. EyeSys will use reasonable efforts to notify Distributor of the acceptance of a purchase order within fifteen (15) days of receipt of the purchase order; however, no purchase order will be binding upon EyeSys until accepted by EyeSys in writing, and no order will be accepted unless it specifies a delivery date. Partial shipment of an order will not constitute acceptance of an entire order.

     4.3  Shipping.  All Products delivered pursuant to the terms of this
          --------
Agreement will be suitably packed for shipment in EyeSys' standard containers, marked for shipment to Distributor's address set forth above or to an address specified in Distributor's purchase order, and delivered to a carrier or forwarding agent chosen by Distributor. Should Distributor fail to designate a carrier, forwarding agent or type of conveyance, EyeSys will make such designation in conformance with its standard shipping practices. Shipment will be F.O.B. EyeSys' manufacturing facility ("Delivery Point"), at which time risk of loss and title pass to Distributor. All freight, insurance and other shipping expenses from the Delivery Point, as well as any special packing expenses requested by Distributor, will be borne by Distributor.

     4.4  Deferral.  Distributor may defer shipments of Products currently on
          --------
order, in whole or in part, by giving EyeSys written notice at least fifteen
(15) days prior to the scheduled delivery date. Deferring shipment of any Products ordered hereunder for more than fifteen (15) days beyond the originally requested delivery date for such Products will be deemed a cancellation of the original order, and subject to the provisions of Section 4.5 below.

     4.5  Cancellation.  At its option, Distributor may cancel purchase orders
          ------------
scheduled for shipment, subject to the following cancellation fees which are dependent upon the number of days in advance of the scheduled shipment date that Distributor notifies EyeSys of cancellation:

          Days before Ship Date      Cancellation Fee
          ---------------------      ----------------
            More than 30 days                0%
            30-16 days                      15%
            15 days or less                 25%

Notwithstanding anything to the contrary contained in this Section, no cancellation fees shall be payable with respect to cancellation of any orders for the sixty units of the System 2000 ordered by Distributor pursuant to
Section 5.1; provided, however, that any such cancellation by Distributor shall
             --------  -------
not limit or affect Distributor's obligation to purchase sixty units of the System 2000 pursuant to Section 5.1 hereof or impose any obligation upon EyeSys to refund any portion of the Advance Payment made by Distributor pursuant to such Section.

     4.6  Inspection and Acceptance.  Distributor will inspect all Products for
          -------------------------
obvious physical damage promptly upon receipt thereof. Any Product not properly rejected within twenty (20) days of receipt of that Product by Distributor (the "Rejection Period") will be deemed accepted. To reject a Product, Distributor will, within the Rejection period, notify EyeSys in writing or by fax of its rejection and request a Returned Material Authorization ("RMA") number. EyeSys will provide the RMA number in writing or by fax to Distributor within fifteen
(15) days of receipt of the request. Within ten (10) days of receipt of the RMA number, Distributor will return to EyeSys the rejected Product, freight prepaid, in its original shipping carton with the RMA number displayed on the outside of the carton. EyeSys will reimburse Distributor for shipping charges for all Products that were defective upon delivery by EyeSys to the Delivery Point. EyeSys reserves the right to refuse to accept any rejected Products that do not bear an RMA number on the outside of the carton. As promptly as possible but no later than thirty (30) working days after receipt by EyeSys of properly rejected Products, EyeSys will, at its option and expense, either repair or replace the Products which it determines to be covered by its warranty to Distributor under
Section 10 and return such repaired or replaced Product to Distributor at EyeSys' expense (which repair or replacement shall be Distributor's sole remedy relating to such Products).

     4.7  Net Purchase Requirement for Handheld System.  Distributor agrees to
          --------------------------------------------
use its best efforts to sell the Handheld System throughout the Territory during the first six months of the first Handheld System Year. Prior to conclusion of the seventh month of the first Handheld System Year, the parties agree to negotiate in good faith a minimum number of unit purchases (net of returns and allowances) of the Handheld System required to be made by Distributor during the last six months of the first Handheld System Year; provided, however, in the
                                                   --------  -------
event that the parties do not reach agreement thereon prior to the conclusion of such seventh month, the minimum number for the last six months of the first Handheld System Year shall be equal to 105% of the units purchased and sold or leased by Distributor of the Handheld System during the first six months.
Within forty-five days after commencement of each of the second and third Handheld System Years, the parties agree to negotiate in good faith an increase in the minimum number of unit purchases (net of returns and allowances) of the Handheld System required to be made by Distributor in that Handheld System Year; provided, however, in the event that the parties do not reach an agreement by
--------  -------
the end of such forty-five days, the minimum number for the such Handheld System Year shall be deemed to be 105% of the of the unit purchases by Distributor for the prior Handheld System Year. In the event that Distributor fails to meet its purchase requirement hereunder for any Handheld System Year (or six-month period in the case of the first Handheld System Year), EyeSys may modify the appointment of Distributor hereunder with respect to the Handheld System and the Products included therein from an exclusive basis to a non-exclusive basis by notice to Distributor to such effect given within 90 days after the end of the Handheld System Year, subject to Section 5.2.

5.  PAYMENTS
    --------

     5.1  Advance Order Payment for System 2000.
          -------------------------------------







                                      [*]








          (b) Simultaneously with the execution and delivery hereof by the parties, EyeSys agrees to execute in favor of Distributor as the secured party a UCC-1 financing statement and a security agreement in the form attached hereto as Exhibit D (the "Security Agreement") which evidence a security interest of Distributor in EyeSys' assets to secure repayment to Distributor of prepaid orders (including, without limitation, the Advance Payment) in the event and to the extent that such prepaid orders are not delivered to Distributor when and as required under this Agreement time being of the essence, which security interest will be subordinate to the security interest held by Silicon Valley Bank in the assets of EyeSys (and any other security interests disclosed on Exhibit A to the Security Agreement or to the extent provided by applicable law). A breach by EyeSys under the Security Agreement will at Distributor's election constitute a breach under this Agreement.

          (c) In the event that Distributor does not sell all such 60 units prior to March 31, 1998, the parties agree that Distributor may return up to a maximum of 10 of such unsold units (if undamaged) for a full refund of the Purchase Price thereof; provided, however, that in the event that (i) the
                        --------  -------
Commercialization Date does not occur on or prior to March 31, 1998, (ii) the appointment of Distributor hereunder with respect to the System 2000 is modified by EyeSys to a non-exclusive basis, or pursuant to any right of modification or termination afforded EyeSys under this Agreement such appointment is terminated by EyeSys, on or prior to March 31, 1998 or (iii) this Agreement is terminated by Distributor pursuant to Section 13.1 as a result of the uncured breach hereof by EyeSys on or prior to March 31, 1998, Distributor may return all unsold units (if undamaged) of the System 2000 purchased hereunder for a full refund of the Purchase Price thereof.

     5.2  Exclusive Distribution Fee for Handheld System.  In consideration of
          ----------------------------------------------
the appointment by EyeSys of Distributor hereunder as exclusive distributor of the Handheld System, Distributor shall pay EyeSys the following amounts (collectively, the "Exclusive Distribution Fee") at the times indicated: (a) $100,000 simultaneously with the execution and delivery of this Agreement; and
(b) an additional $100,000 on the date on which clinical validation (as defined in the next sentence) of the Handheld System occurs (of which date EyeSys shall promptly provide notice to Distributor). For purposes of the previous sentence, "clinical validation" shall mean the satisfactory operation (as reasonably determined by EyeSys) of the Handheld System in a clinical setting by an eye care professional. In the event that EyeSys modifies the appointment of Distributor hereunder from an exclusive to a non-exclusive basis with respect to the Handheld System pursuant to this Agreement or terminates such appointment, EyeSys shall be required to refund a pro rata portion of the Exclusive Distribution Fee actually received by EyeSys calculated based upon the portion of the three-year period described in Section 3.2 which has then elapsed. In the event that the Commercialization Date shall not have occurred on or prior to March 31, 1998, EyeSys shall repay to Distributor, on or before April 5, 1998, the entire Exclusive Distribution Fee actually received by EyeSys.

     5.3  Payments with Forecasts.  Through December 31, 1997, Distributor shall
          -----------------------
make payment with each forecast submitted to EyeSys in accordance with Section
4.1 (or by the end of the month in which such forecast is due) of the Purchase Price of the System 2000 units projected to be purchased in the third month of such forecast. Such payments shall be applied towards purchases of such units by Distributor in such third month and EyeSys shall reflect such payments accordingly in invoices sent pursuant to Section 5.5 below.






                                      [*]









     5.5  Payment of Purchase Price.  EyeSys shall issue invoices to Distributor
          -------------------------
upon shipment of the Products to Distributor. Distributor shall pay such invoices within thirty (30) days of the date of such invoice (except as otherwise provided in Section 5.1(a)). EyeSys reserves the right to change credit terms provided herein when, in EyeSys' sole opinion, the financial condition and past payment history of Distributor so warrant such a change.
Late payments will accrue interest at the rate of one and one half percent (1.5%) a month, or the highest interest rate allowable by law, whichever is lower, and Distributor will pay all of EyeSys' costs and expenses (including reasonable attorneys' fees) to enforce and preserve EyeSys' rights under this
Section 5.5. In addition, in the event that Distributor becomes delinquent in the payment of any sum due hereunder, without limiting any other right or remedy (including, without limitation, pursuant to Section 13.1 hereof), EyeSys shall have the right to suspend performance until such delinquency is corrected. All amounts due hereunder are payable in full to EyeSys without deduction and are net of sales and use taxes.

     5.6  Adjustment of Purchase Prices.
          -----------------------------


















                                      [*]























          (c) EyeSys agrees not to raise the Purchase Price of the System 2000 prior to March 31, 1998 or of the Handheld System prior to the conclusion of the first Handheld System Year. Notwithstanding anything in this Agreement to the contrary, no price increase shall affect any prepaid orders.

          (d) EyeSys has the right to decrease its List Price for ancillary components of and accessories for the System 2000 and Handheld System upon fifteen (15) days advance written notice to Distributor, and to increase its List Price upon sixty (60) days advance written notice to Distributor. Such List Price decreases will apply to all accepted but unshipped orders and such increases will apply to all purchase orders received after the effective date of the revision.

6.  CERTAIN OBLIGATIONS OF DISTRIBUTOR
    ----------------------------------

     6.1  Promotion of the Products.  Distributor shall, at its own expense, use
          -------------------------
its best efforts to promote the distribution of the Products in order to achieve maximum sales potential within the Territory. Such promotion (at Distributor's expense, except as provided herein) shall include but not be limited to:

          (a) advertising the Products in trade publications and participating in trade shows as the parties mutually agree upon (it being acknowledged that the parties agree to share evenly the costs of such advertising and trade shows);

          (b) directly soliciting orders from customers for the Products within the Territory;

          (c) utilizing and demonstrating the Products at appropriate seminars presented by Distributor. Additionally, Distributor agrees that EyeSys' Products and products embodying EyeSys' Software shall be the only corneal topography systems taught, discussed and marketed at seminars sponsored by Distributor;

          (d) providing adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice; and

          (e) assisting EyeSys in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features.

Distributor agrees not to use any advertisement (which contains any representation or claim, with respect to any Product, not previously approved by EyeSys hereunder) or issue any press release with respect to any of the Products without the prior approval of EyeSys with respect thereto.

     6.2  Reports.  Distributor shall:
          -------

          (a) provide EyeSys with updated sales and inventory reports, in a form reasonably acceptable to EyeSys detailing Distributor's sales activities for Products, within thirty (30) days of the end of each calendar quarter. Such reports shall include, at a minimum, date sold, quantity of each type of Products sold, serial number, and the buyers' names and addresses;

          (b) keep EyeSys advised of Distributor's marketing and sales promotion activities relative to the Products, orally and through quarterly written reports, which shall include, without limitation, information regarding:

               (1)  formal training of sales personnel;

               (2)  formal training of technical personnel; and

               (3)  trade shows participated in which featured the Products.

     6.3  Personnel.  Distributor shall equip its sales and support personnel
          ---------
with adequate training, marketing and technical, sales and technical literature with respect to the Products, including such materials as may be made available by EyeSys.

     6.4  Representations.  Distributor shall limit its claims and
          ---------------
representations concerning the Products to those made by EyeSys in its published product literature, and not make any claims or representations in excess of such claims of EyeSys.

     6.5  Inventory Stocking.  Distributor shall carry in stock sufficient
          ------------------
quantities of Products so as to enable Distributor to properly discharge its obligations under this Agreement and to effectively demonstrate Products to prospective customers, subject to EyeSys' timely compliance hereunder with purchase orders made pursuant to Section 4.

     6.6  Collection Responsibilities.  Distributor shall be solely responsible
          ---------------------------
for all collection efforts with respect to the sales of Products made by Distributor pursuant to the terms hereof and the failure of any customer to timely pay Distributor for such Products shall not relieve Distributor of its obligations to EyeSys hereunder.

     6.7  Standard of Business Practices.  Distributor shall establish and
          ------------------------------
maintain a high standard of ethical business practices in connection with its distribution of the Products in the Territory. Distributor shall at all times conduct its efforts hereunder with the highest commercial standards and in strict accordance with all applicable federal, state, local and other governmental laws, rules, directives and regulations ("Laws"). Distributor shall not knowingly solicit, nor shall EyeSys knowingly accept, any orders for Products whose end use would be in violation of any Laws.

7.  CERTAIN OBLIGATIONS OF EYESYS
    -----------------------------

     7.1  Marketing Materials.  EyeSys shall provide Distributor with reasonable
          -------------------
quantities of promotional materials currently used by EyeSys in the United States (which Distributor may modify, upon the prior written approval of EyeSys, at Distributor's expense).

     7.2  Response to Inquiries.  EyeSys shall use its best efforts to promptly
          ---------------------
respond to all inquiries from Distributor concerning matters pertaining to this Agreement.

     7.3  Regional Sales Managers.  EyeSys shall use its best efforts to employ
          -----------------------
three Regional Sales Managers in the United States through March 31, 1998 to help train Distributor's sales and support personnel and offer general sales support. Unless other wise agreed, the training will take place at EyeSys' address set forth above, other EyeSys offices or any other site designated by EyeSys. Distributor shall pay all travel, food, lodging and other expenses for its personnel to attend such training.

     7.4  Regulatory Filings.  EyeSys shall be solely responsible for compliance
          ------------------
with all requirements imposed (with respect to the manufacture and sale of the Products in the United States) by the Food and Drug Administration or other governmental entity or regulatory body having jurisdiction (including, without limitation, all 510k filings), except as otherwise required by applicable law. To the knowledge of EyeSys, no filings by Distributor are required by the Food and Drug Administration or other such governmental entity or regulatory body with respect to the Products.

8.  INSTALLATION, SERVICE AND SUPPORT
    ---------------------------------

     8.1  Installation and In-Service Duties.  Distributor shall be responsible
          ----------------------------------
for the installation of Products sold by Distributor and shall perform all in-service duties related to such sales. This responsibility shall include, among other things, the unpacking, assembly, minor servicing, adjustment and customer instruction on the proper use of the Product. Distributor shall also return to EyeSys the standard EyeSys warranty card and a completed in-service checklist (as well as the Software License Agreement as provided in Section 2). Without limiting anything herein, failure of Distributor to perform its obligations under this Section 8 (other than the failure to return the Software License within the time period prescribed in Section 2 or the warranty card or in-service checklist pursuant to this Section) shall be deemed a material breach of this Agreement by Distributor.

     8.2  Customer Service/Support.  Distributor shall use its best efforts to
          ------------------------
provide its customers with support and after-sales service for the Products equivalent to that which EyeSys has provided to its own customers. Distributor shall maintain on-site staff support personnel sufficiently knowledgeable with respect to the Products to answer questions regarding the use, operation, service and repair of the Products. Distributor shall ensure that all questions regarding the use, operation, service, and repair of the Products marketed by Distributor are initially addressed to and answered by Distributor. During normal business hours, EyeSys will provide telephone consultation to Distributor with respect to any customer questions which Distributor cannot adequately answer. Distributor and EyeSys shall each designate one (1) technical representative, mutually agreeable to both Distributor and EyeSys, to act as the single point of contact.

     8.3  Repair Service on System 2000.  EyeSys shall use its best efforts to
          -----------------------------
provide (or cause to be provided) hardware and software warranty and non-warranty repair for the System 2000. To fulfill such obligations, EyeSys shall employ a sufficient number of Technical Support persons and field Product Specialists and (through March 31, 1998) the hardware services of Digital Equipment Corporation. Distributor acknowledges and agrees that EyeSys may sell service contracts for the System 2000 to Distributor's customers; provided,
                                                                  --------
however, that EyeSys shall pay Distributor a commission with respect to each
-------
one-year service contract sold to Distributor's customers of the System 2000 of $50 per hardware-only service contract, $50 per software-only service contract and $75 per combined hardware/software service contract.

     8.4  Repair Service on Handheld System.  Warranty and non-warranty hardware
          ---------------------------------
and software repair for the Handheld System will be provided as follows:

          (a) Distributor will respond to service requests from customers of the Handheld System and where necessary arrange to make an on-site diagnostic inspection of the subject Handheld System. If Distributor is unable to resolve the problem with an adjustment or other simple field corrections, then Distributor shall attempt to determine which components are defective and if so successful remove the defective component(s). Distributor, in such event, shall at Distributor's expense ship the defective component(s) to EyeSys. If, however, Distributor is unable to isolate the defective component(s), then Distributor shall ship the subject Handheld System to EyeSys at Distributor's expense.

          (b) Upon receipt by EyeSys of defective components and/or defective Handheld Systems EyeSys shall, at its election, either replace the same with functioning component(s) or a functioning Handheld System or effect necessary repairs using best efforts to accomplish same as soon as possible. Upon completion of the requisite repairs or accomplishing the replacements, EyeSys shall ship the same either to Distributor or directly to the respective customer, whichever Distributor shall elect. The cost of such shipment shall be borne by EyeSys during applicable warranty periods, but by Distributor after expiration of same. The cost to Distributor for repairs or replacement after expiration of applicable warranty periods (and for non-warranty repairs) shall be as determined by EyeSys, from time to time, upon reasonable notice to Distributor, but in no event shall exceed reasonable charges for such services. The performance of EyeSys' obligations under this subsection (b) shall be the only expense borne by EyeSys under this Section 8.4.

          (c) Distributor shall effect any required reinstallation of the repaired or replaced components or Handheld Systems.

          (d) Distributor shall arrange with EyeSys, at Distributor's expense, for at least two (2) qualified employees of Distributor to attend EyeSys' training program in the use and operation of the Products. One (1) qualified employee of Distributor who has training in electronics or a computer related field, or equivalent must attend EyeSys' training program in the service and repair of the Handheld System. EyeSys shall provide Distributor with EyeSys' diagnostic and service information with respect to the Handheld System for use by Distributor only in the performance of its obligations under this Section (and which information shall be deemed Confidential Information subject to the terms of Section 14.1 hereof). Distributors expense does not include any tuition or other fee imposed by EyeSys for conducting the training.

     8.5  Advanced Training.  Through March 31, 1998, EyeSys agrees to provide
          -----------------
at its expense one day of advanced training to purchasers of the System 2000 System at a location and date (within four to eight weeks after initial installation of the system) which are mutually acceptable to EyeSys and the purchaser. Distributor shall provide at its expense advanced training to purchasers of the Handheld System.

     8.6  Advanced Equipment.  Distributor may obtain the services of the EyeSys
          ------------------
field Product Specialists at a rate of $400 per day (plus expenses) for the installation and training of Distributor's advanced diagnostic equipment sold to customers of the Products.

     8.7  Software Updates and Upgrades.  EyeSys shall make available Software
          -----------------------------
Updates to customers of the Products during the initial warranty period offered by EyeSys. Software Upgrades shall not be made so available, but rather EyeSys shall be entitled to sell Software Upgrades directly to Distributor's customers as new Software Products (provided that EyeSys shall pay Distributor a commission, within thirty days of EyeSys' receipt of payment from the customer, equal to thirty percent of the EyeSys's list price of the Software Upgrade on sales of the Software Upgrade to Distributor's customers which purchased the Product to which the Software Upgrade relates). Distributor shall also be entitled to purchase Software Upgrades from EyeSys at EyeSys' list price therefor less a thirty percent discount and resell such Software Upgrades to its customers.

     8.8  Inspections by EyeSys.  Distributor shall, upon thirty days' notice,
          ---------------------
permit EyeSys personnel reasonable access to the Distributor's facilities to conduct audits of Distributor's maintenance, support and training activities relating to the Products. Any Confidential Information of Distributor obtained by EyeSys pursuant thereto shall be subject to the provisions of Section 14.1 hereof.

     8.9  Audits by Distributor; Late Payments.  EyeSys shall, upon thirty days'
          ------------------------------------
notice, permit Distributor's accountant(s) reasonable access to the books and records of EyeSys relating to the calculation, and payment by EyeSys, of commissions to Distributor under Sections 2.2, 8.3 and 8.7 for purposes of confirming the full payment by EyeSys of such commissions in the prior calendar year. If (and only if) such audit reveals that EyeSys has failed to pay Distributor at least 90% of the commissions payable to Distributor under this Agreement in the prior calendar year, EyeSys shall reimburse Distributor for the reasonable out-of-pocket fees and expenses of Distributor's accountant(s) paid by Distributor in connection with such audit. Any Confidential Information of EyeSys obtained by Distributor (including its accountants) pursuant thereto shall be subject to the provisions of Section 14.1 hereof. Late payments by EyeSys of commissions hereunder will accrue interest at the rate of one and one half percent (1.5%) a month, or the highest interest rate allowable by law, whichever is lower, and EyeSys will pay all of Distributor's costs and expenses (including reasonable attorneys' fees) to enforce and preserve Distributor's rights under this Section 8.9.

9.  PRODUCT CHANGES
    ---------------

     9.1  Additional Products.  EyeSys may, from time to time, amend Exhibit A
          -------------------
to add such other products as EyeSys, during the term of this Agreement, offers for sale to its other distributors upon terms and conditions agreed upon by the parties hereto.

     9.2  Design Modifications.  The making of a design modification by EyeSys
          --------------------
to any of the Products shall not impose upon EyeSys an obligation to make such modification to any of the Products previously sold. EyeSys shall not make any material design changes to any of the Products while the exclusive appointment of Distributor hereunder is in effect with respect to such Product, without the prior written approval of Distributor.

     9.3  Deletion of Products.  EyeSys may delete any Product from Exhibit A,
          --------------------
effective ninety (90) days after written notice to Distributor of such deletion, provided that such deletion does not render the System 2000 or Handheld System unmarketable while the exclusive appointment of Distributor hereunder with respect to such system is in effect.

10.  WARRANTY
     --------

     10.1 Limited Warranty.
          ----------------

          (a) Hardware.  Subject to Sections 8.4 and 10.1(b), EyeSys hereby
              --------
warrants to Distributor that Products purchased hereunder will be free from defects in material and workmanship for a period of the lesser of (i) fifteen
(15) months from the date of receipt of such Product by Distributor, (ii) twelve
(12) months from the date of delivery by Distributor to a customer, or, (iii) with respect to any repaired, reconditioned or replaced Product, ninety (90) days from the date of shipment of repaired, reconditioned or replaced Product to Distributor or until the original warranty for the Product expires, whichever period is longer. Distributor's sole and exclusive remedy, and EyeSys' sole and exclusive liability, under this warranty will be to repair or replace the defective Product or, where such can not be accomplished, EyeSys may, at its option, refund the purchase price paid therefor.

          (b) Software.  EyeSys warrants that the media on which the Software is
              --------
recorded will be free from defects in materials and workmanship under normal use for a period of ninety (90) days from the date of shipment to Distributor of such Software. Distributor's sole and exclusive remedy, and EyeSys' sole and exclusive liability, under this warranty will be EyeSys' replacement of the media.

     10.2 Customer Warranty.  Distributor shall pass on to its customers EyeSys'
          -----------------
current standard limited warranty for the Products (and, subject to the reasonable approval by Distributor, any different warranty offered by EyeSys in the future), including the limitations set forth in the following paragraphs. Pursuant to such warranty Distributor shall return any alleged defective Product to EyeSys, subject to Distributor's obligations under Section 8.4 hereof. Distributor shall have no authority to accept any returned products which it desires to return to EyeSys without prior authorization from EyeSys as provided herein.

     10.3 Exclusions.  The express warranties set forth in Section 10.1 above
          ----------
will not apply to defects in a Product: (i) caused through no fault of EyeSys during shipment to or from Distributor, (ii) caused by software other than the Software, (iii) caused by the use or operation of Products in an application or environment other than that intended or recommended by EyeSys, (iv) caused by modifications or alterations made to the Products by any party other than EyeSys (other than servicing and repair of the Products by Distributor in accordance with its obligations under this Agreement), (v) caused by the unauthorized use of the Products by Distributor or any third party, (vi) caused by failure of Distributor to comply with any of the return procedures specified in this Agreement, or (vii) which are the result of the Products being subjected to unusual physical or electrical stress.

     10.4 Warranty Procedures.  Distributor will send Products with defects
          -------------------
covered by the foregoing warranty to the repair facility designated by EyeSys, subject to Distributor's obligations under Section 8.4 hereof. Distributor will request authorization from EyeSys prior to the return of each defective Product for repair or replacement by EyeSys. Upon such request, EyeSys will provide Dis tributor with a RMA tracer number to be prominently displayed on the shipping container for the defective Product. Once EyeSys authorizes the return of any defective Product, Distributor will ship such Product to the repair facility within ten (10) days, freight prepaid, in its original shipping container or in a container of equivalent protective constitution. If such defective Product is received by EyeSys during the applicable warranty period, EyeSys will, at its sole option and expense, repair or replace such Product, employing at its option new or used Products to make such repair or replacement, and will ship the repaired or replaced Product to Distributor at EyeSys' expense. If a returned Product is determined by EyeSys not to be covered by the warranty, at the request of Distributor, EyeSys shall return such Product to Distributor at Distributor's expense. The foregoing states the sole liability and obligation of EyeSys arising out of this warranty.

     10.5 Stored Data.  Distributor will be responsible for saving or backing up
          -----------
data contained in any Product returned to EyeSys for in warranty or out of warranty repairs or service. EYESYS WILL HAVE NO RESPONSIBILITY FOR SUCH DATA AND WILL HAVE NO LIABILITY ARISING OUT OF ANY DAMAGE TO OR LOSS OF SUCH DATA WHILE THE PRODUCT IS IN EYESYS' POSSESSION.

     10.6 Spare Parts Procedures.  Parts removed from Products and Spare Parts
          ----------------------
returned to EyeSys for repair or replacement will be treated as Products subject to Sections 10.1 through 10.5 above. Parts removed from Products and Spare Parts returned to EyeSys for repair or replacement must be accompanied by a removable tag or label bearing the following information: (i) the model number and serial number of the Product the defective part was removed from, if applicable, (ii) identification of the part and (iii) the defect for which the part or Spare Part is being returned. Subject to EyeSys' compliance with
Section 11.2, Distributor shall only use Spare Parts obtained from or approved by EyeSys in the servicing of Products (and use such Spare Parts only for their intended use).

     10.7 Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS
          ----------
AGREEMENT ABOVE, EYESYS MAKES AND DISTRIBUTOR RECEIVES NO WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH DISTRIBUTOR, AND EYESYS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

 11.  OUT OF WARRANTY REPAIR
      ----------------------

     11.1 Hardware.  EyeSys agrees to make available to Distributor repair
          --------
services at a repair facility designated by EyeSys to repair and recondition hardware components of Products (other than the Handheld System) sold pursuant to this Agreement for a period of four (4) years following the earlier of EyeSys discontinuing such Product or the termination of appointment of Distributor hereunder with respect to such Product. The cost of repairing or reconditioning a Product will be subject to EyeSys' standard out of warranty costs, terms and conditions in effect at the time of shipment back to Distributor of repaired or reconditioned Products. All Products returned for out of warranty repairs will be sent and delivered F.O.B. EyeSys' repair facility, and Distributor will bear all shipping expenses to and from such facility.

     11.2 Spare Parts.  EyeSys agrees to sell to Distributor Spare Parts for
          -----------
Products during the term of Distributor's appointment hereunder with respect to such Products and for a period of four (4) years thereafter.

12.  INTELLECTUAL PROPERTY INFRINGEMENT AND PRODUCTS LIABILITY INDEMNITY
     -------------------------------------------------------------------

     12.1 Indemnity.  EyeSys agrees to defend and hold Distributor harmless
          ---------
against any loss, liability or expense (including reason able attorneys' fees) paid to third parties arising from any action or claim brought or threatened against Distributor alleging any manufacturer's or producer's liability relating to the Products or that the Products, under normal use, infringe any third party's United States patent, copyright, trademark, trade secret or other intellectual property right. Distributor agrees to provide EyeSys with (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action. During the term of this Agreement, EyeSys agrees to cause Distributor to be named as an additional insured on EyeSys' products liability insurance. Such insurance policy shall be in a minimum coverage amount of $10,000,000.00 per occurrence and have a maximum deductible of $5,000.00 per occurrence.
EyeSys shall provide Distributor with proof of such coverage (and the naming of Distributor as an additional insured) within fourteen days after the date hereof and thereafter at least thirty days prior to expiration.

     12.2 Representation.  Without limiting Section 12.1, EyeSys represents to
          --------------
its best knowledge, that the Products are free of any rightful third party claim of direct infringement by the Products.

     12.3 Remedy.  In the event that any Product is held, or in EyeSys' sole
          ------
opinion, may be held to constitute such an infringe-ment, EyeSys may, at its option and expense, (i) obtain for Distributor the right to continue to use such Product as intended, (ii) modify such Product so that it becomes non-infringing, but without materially altering the functionality of the Product or (iii) replace such Product with a functionally equivalent non-infringing Product. During any period which EyeSys is unable to provide Distributor with any Product as a result of an infringement claim, distributor's term as the exclusive distributor will be extended, and the minimum purchase requirements hereunder with respect to such Product shall be suspended and any prepaid purchase orders from Distributor with respect to such Product shall be refunded to Distributor. If such suspension of delivery continues for more than 6 consecutive months EyeSys will at the election of Distributor be in default under this agreement.

     12.4 Limitations.  Notwithstanding the provisions of Section 12.1 above,
          -----------
EyeSys assumes no liability for infringement or product liability claims arising from (i) combination of Products with other products not provided by EyeSys (unless intended by EyeSys for use with the Products), which claims do not cover such Products standing alone, (ii) the modification of such Products unless such modification was made or authorized by EyeSys, where such infringement would not have occurred but for such modifications, (iii) EyeSys' compliance with specifications provided by Distributor, or (iv) any marking or branding placed on the Products by, or at the request of, Distributor.

     12.5 DISCLAIMER.  THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS
          ----------
OF EYESYS AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS.

13.  TERMINATION
     -----------

     13.1 Termination or Modification of Appointment.  This Agreement may be
          ------------------------------------------
terminated by either party upon notice if (i) the other party materially breaches this Agreement, subject to the provisions of Section 13.2 hereof; (ii) the other party becomes the subject of any voluntary or involuntary proceeding under the U.S. Bankruptcy Code or state insolvency proceeding and such proceeding is not terminated within sixty (60) days of its commencement; or
(iii) the other party ceases to be actively engaged in business. Without limiting any other right or remedy available to EyeSys, in the event that EyeSys shall have the right to terminate this Agreement, EyeSys shall have the option in lieu of exercising such right to modify the appointment of Distributor hereunder from an exclusive to a non-exclusive basis with respect to any or all of the Products or to terminate such appointment with respect to less than all Products.

     13.2 Notice and Opportunity to Cure.  No act or omission by any party
          ------------------------------
otherwise constituting a breach of this Agreement shall constitute a breach hereof unless the other party gives notice of such act or omission in accordance with Section 17.8 hereof, and if the party receiving such notice effects a cure
(i) of any monetary breach within ten days of such notice; or (ii) of any non-monetary breach within thirty days of such notice (or if cure of such non-monetary breach cannot reasonably be effected within such thirty days then commences to effect such cure within such thirty days and continuously and diligently prosecutes such cure until completion) then such act or omission shall not be deemed a breach of this Agreement notwithstanding any provision to the contrary.

     13.3 Effect of Termination or Expiration.  In the event of a termination or
          -----------------------------------
expiration of this Agreement, EyeSys will have the right to terminate all outstanding purchase orders. Those purchase orders not terminated will remain subject to the provisions of this Agreement. Termination or expiration of this Agreement will not, however, release Distributor from making payments which it owes to EyeSys under the terms of this Agreement or relieve EyeSys of its obligations to provide Spare Parts under Section 11.2. Upon the termination or expiration of this Agreement, EyeSys will refund any prepaid purchase orders made by Distributor and return a pro-rata portion of the Exclusive Distribution Fee to the extent that all three Handheld System Years have not elapsed.

     13.4 No Liability For Expiration or Termination.  Neither EyeSys nor
          ------------------------------------------
Distributor shall, by reason of the expiration hereof or termination of this Agreement pursuant to the terms hereof (except to the extent resulting from any breach of this Agreement by such party continuing beyond any applicable grace periods), be liable to the other for compensation, reimbursement or damages on account of any loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, or commitments made in connection with this Agreement or the anticipation of extended performance hereunder.

     13.5 Repurchase of Inventory.  In the event this Agreement is terminated or
          -----------------------
expires, EyeSys or new distributors designated by EyeSys will, during the sixty
(60) day period following termination, purchase all Products in Distributor's inventory (subject to Section 5.1) which were purchased by Distributor within sixty (60) days prior to the notice of termination, so long as (i) the product is still being sold by EyeSys (e.g. is not obsolete), (ii) the product is in salable (e.g. new) condition, (iii) the purchase price will be the purchase price Distributor paid, and (iv) Distributor pays shipping charges to return the Products to EyeSys. Notwithstanding the foregoing, in the event that this Agreement is terminated due to EyeSys' breach hereof, EyeSys shall be obligated to repurchase all Products in Distributor's inventory upon the foregoing terms (except that EyeSys shall also be obligated to pay such shipping charges and purchase obsolete Products). In the event this Agreement is terminated by EyeSys due to breach by Distributor, Distributor will be assessed a fifteen (15) percent restocking fee. All payments due to EyeSys will remain subject to the provisions of Section 5.5 of this Agreement.

     13.6 Non-Competition.  In the event of the termination of this Agreement by
          ---------------
EyeSys as a result of a material breach of this Agreement by Distributor, Distributor shall not, directly or indirectly, market, promote or distribute any Competing Products (as such term is defined in Section 2.6) for a period of eighteen (18) months immediately following the effective date of such termination.

     13.7 Survival Provisions.  The provisions of Sections 4.5, 5, 10, 11, 12,
          -------------------
13, 14, 15, 16 and 17 will survive the termination of this Agreement for any reason.

14.  PROPRIETARY RIGHTS
     ------------------

     14.1 Confidential Information.  The parties acknowledge that by reason of
          ------------------------
their relationship to each other hereunder each will have access to certain information and materials concerning the other's business, plans, customers, technology, and/or products that is confidential and of substantial value to that party, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Each party agrees that it will not use in any way for its own account (other than in connection with support and sales of the Products), or the account of any third party, nor disclose to any third party (other than its accountants and attorneys who shall hold such Confidential Information in confidence), any such Confidential Information revealed to it by the other party. Each party will take every reasonable precaution to protect the confidentiality of such Confidential Information.
Upon request by the receiving party, the disclosing party will advise whether or not it considers any particular information or materials to be Confidential Information. Distributor will not publish any technical description of the Prod ucts beyond the description published by EyeSys. The receiving party acknowledges that the disclosing party's Confidential Information is unique property of extreme value of the disclosing party, and that unauthorized use or disclosure thereof would cause the other party irreparable harm that could not be compensated by monetary damages. Accordingly, each party agrees that the other will be entitled to injunctive and preliminary relief to remedy any actual or threatened unauthorized use or disclose of such party's Confidential Information.

     14.2 Notices.  All proprietary notices incorporated in, marked on, or fixed
          -------
to the Products by EyeSys will not be removed or obliterated by Distributor.

     14.3 Ownership.  Distributor agrees that EyeSys owns all right, title,
          ---------
and interest in the product lines that include the Products and in all of EyeSys' patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

     14.4 No Right to Manufacture or Copy.  The Products are sold and the
          -------------------------------
Software is licensed by EyeSys subject, in every case, to the condition that such sale and license does not convey any license, expressly or by implication, to manufacture, duplicate, or otherwise copy or reproduce the Products or Software, through reverse engineering or any other means. Distributor agrees to take appropriate steps with its customers, as EyeSys may request, to inform them of and assure their compliance with the restrictions contained in this Section
14.4. Distributor agrees that it shall not, nor shall it permit any third party to, decompile, reverse engineer, prepare derivative works of or otherwise alter the source code or object code of the Software.

15.  TRADEMARKS
     ----------

     15.1 Use.  During the term of this Agreement, Distributor shall have the
          ---
right to indicate to the public that it is an authorized distributor of EyeSys' Products and to advertise (within the Territory) such Products under the trademarks and marks listed in Exhibit C attached hereto ("Trademarks"). Distributor shall not alter or remove any Trademarks applied at the factory to the Products or other materials contained therein. Nothing herein shall grant to Distributor any right (other than the limited license to use the Trademarks in accordance with the first sentence of this Section), title or interest in the Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge the Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to the Trademarks.

     15.2 Approval of Representations.  All representations of the Trademarks
          ---------------------------
that Distributor intends to use shall first be submitted to EyeSys for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by EyeSys. If any of the Trademarks are to be used in conjunction with another trademark on or in relation to the Prod ucts, then EyeSys' mark shall be presented equally legibly, equally prominently, and of greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark. The parties acknowledge and agree that the Handheld System, as sold to the end-user customer, will bear both the name of EyeSys and Distributor.

16.  LIMITATION OF LIABILITY.  WITHOUT LIMITING SECTIONS 12, 13 OR 17.13 HEREOF
     -----------------------
OR THE RIGHT OF EYESYS TO MODIFY OR TERMINATE THE APPOINTMENT OF DISTRIBUTOR PURSUANT TO SECTIONS 2.6 OR 4.7 HEREOF, AND EXCEPT WITH RESPECT TO ANY CLAIMS ARISING FROM ITS WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUD OR CLAIMS OF THIRD PARTIES:

     (A) EYESYS' LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE SUM OF (1) THE REASONABLE FEES AND EXPENSES OF COUNSEL TO DISTRIBUTOR IN CONNECTION WITH THE CLAIM UPON WHICH THE LIABILITY OF EYESYS IS BEING DETERMINED AND (2) THE LESSER OF THE AMOUNTS RECEIVED BY EYESYS FROM DISTRIBUTOR UNDER THIS AGREEMENT IN THE MOST RECENT TWELVE (12) MONTH PERIOD (INCLUDING ANY PREPAID PURCHASE ORDERS AND FEES) AND $100,000; AND

     (B) DISTRIBUTOR'S LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE TOTAL OF (1) THE REASONABLE FEES AND EXPENSES OF COUNSEL TO EYESYS IN CONNECTION WITH THE CLAIM UPON WHICH THE LIABILITY OF DISTRIBUTOR IS BEING DETERMINED, (2) THE UNPAID PURCHASE PRICE OF ORDERS FOR PRODUCTS MADE BY DISTRIBUTOR AND (3) $100,000.

IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION, WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, EYESYS WILL BE LIABLE TO DISTRIBUTOR FOR DISTRIBUTOR'S LOST PROFITS AND MARKETING EXPENSES UP TO THE LIMITS SPECIFIED ABOVE UPON DEFAULT BY EYESYS UNDER THIS AGREEMENT. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

17.  MISCELLANEOUS.
     -------------

     17.1 Governing Law.  The rights and obligations of the parties under this
          -------------
Agreement will be governed by and construed under the laws of the State of Florida, including its Uniform Commercial Code, without reference to conflict of laws principles.

     17.2 Arbitration.  Any dispute or claim arising out of or in connection
          -----------
with this Agreement will be finally settled by binding arbitration in Houston, Texas under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The prevailing party (as determined by the arbitrator), if any, shall be entitled to reimbursement from the other party for such of its costs and expenses (including reasonable attorneys' fees) incurred in connection with such arbitration as the arbitrator shall award. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

     17.3 Indemnification.  Subject to Section 16 hereof:
          ---------------

          (a) Distributor agrees to indemnify EyeSys against any and all claims, damages, costs (including reasonable attorneys' fees and costs), expenses or other liabilities arising from claims by any other party resulting from Distributor's representation of the Products in a manner inconsistent with EyeSys' Product descriptions and warranties or any other breach by Distributor of this Agreement; and.

          (a) EyeSys agrees to indemnify Distributor against any and all claims, damages, costs (including reasonable attorneys' fees and costs), expenses or other liabilities arising from any breach by EyeSys of this Agreement.

     17.4 Entire Agreement; Enforcement of Rights.  This Agreement sets forth
          ---------------------------------------
the entire agreement and understanding of the parties relating to the subject matter hereof and merges all prior discussions between them with respect thereto. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights hereunder will not be construed as a waiver of any rights of such party.

     17.5 Independent Contractors.  The relationship of EyeSys and Distributor
          -----------------------
established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed (i) to give either party the power to direct or control the day-to-day activities of the other or (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and will not affect EyeSys' obligations under this Agreement. Distributor will be solely responsible for, and will indemnify, defend and hold EyeSys harmless against all claims, damages, costs (including attorney fees), expenses and other liabilities arising from the acts and omissions of Distributor, its employees, servants, agents or any of them.

     17.6 Assignment.  The rights and liabilities of the parties hereto will
          ----------
bind and inure to the benefit of their successors and assigns; provided,
                                                               --------
however, that neither party may assign or delegate this Agreement or any of its
-------
licenses, rights or duties under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party, except to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by merger, reorganization or other-wise, and which has assumed in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of the provisions of this Section 17.6 will be void.

     17.7 Severability.  In the event that any provision of this Agreement
          ------------
becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision; provided that no such severability will be effective if it materially changes the economic benefit of this Agreement to either EyeSys or Distributor.

     17.8 Notices.  Any required notices hereunder will be given in writing by
          -------
certified mail (return receipt requested) to the address of each party set forth above or by facsimile (with facsimile confirmation report generated) followed by first class mail to the Distributor at (904) 642-9338 or EyeSys at (713) 465-2418, or to such other address or facsimile number as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when delivered or, if delivery is not accomplished by reason of some fault of the addressee (other than the failure of a facsimile machine to function), when tendered. All such notices will be addressed to the President of the recipient party and copies of notices to the Distributor shall also be given in the same manner to Barry Ansbacher, Esq., Ansbacher & Schneider P.A., 4215 Southpoint Blvd., Suite 100, Jacksonville, Florida 32216 (fax: 904-296-2842).

     17.9  Force Majeure.  Neither party will be liable to the other for any
           -------------
default (other than failure to pay money) hereunder if such default is caused by an event beyond such party's control, including without limitation acts or failures to act of the other party, strikes or labor disputes, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God. In the event of threatened or actual non-performance as a result of any of the above causes, the non-performing party will exercise commercially reasonable efforts to avoid and cure such non-performance.

     17.10  Titles and Subtitles.  The titles and subtitles used in this
            --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     17.11  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

     17.12  No Third Party Beneficiary.  EyeSys and Distributor intend that only
            --------------------------
EyeSys and Distributor will benefit from, and are entitled to enforce the provisions of, this Agreement, and that no third party beneficiary is intended under this Agreement.

     17.13  Attorney's Fees.  Wherever provision is made in this Agreement for
            ---------------
award of attorney's fees, the same shall include attorney's and paralegal's fees incurred (i) after default in anticipation of litigation or arbitration; (ii) in mediation; (iii) in arbitration; (iv) in bankruptcy proceedings; (v) at trial;
(vi) on appeal; and (vii) in establishing entitlement to the amount of attorney's fees.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EYESYS TECHNOLOGIES, INC.                   MARCO OPHTHALMIC INC.


By: /s/ Henry H. Kuehn                       By: /s/ Jeffrey H. Perrye
   ----------------------                        ------------------------
   Name:  Henry H. Kuehn                         Name:  Jeffrey H. Perrye
   Title: President & CEO                        Title: Controller